Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Hal Mechler

Senior Vice President & CFO

281-490-9652

Imperial Sugar Updates Port Wentworth Refinery Rebuild Project

Sugar Land, TX—(September 8, 2009) - Imperial Sugar Company (NASDAQ:IPSU) updated the status of its project to rebuild its Port Wentworth, Georgia refinery, which was extensively damaged in an industrial accident in February 2008. The Company reported that all of the sugar packaging equipment was now on site and the first packaging lines are undergoing commissioning and final acceptance testing. The refinery, which began shipping bulk sugar in late July, operated at about twenty five percent of normal capacity in August as it ramps up production. Imperial re-affirmed that it expects to have complete restoration of packaging capabilities in the fall of 2009. John Sheptor, Imperial’s President and CEO said, “The installation of packaging equipment is progressing very well and we expect to see the first commercial production later this month. In the mean time bulk liquid and granulated shipments to our industrial customers have commenced, allowing Imperial to once again begin serving this key channel of distribution from our Georgia refinery. We look forward to the completion of our packaging facility this fall, allowing the return to normal operations in Port Wentworth.”

The Company reported that through August 31, 2009, it had spent approximately $149 million of the estimated $210 million to $225 million construction costs. The Company received $75 million of advances under the property insurance policy in August and an additional $15 million in early September. Also affecting cash balances during August was a significant rise in the domestic raw sugar futures market, resulting in the Company receiving in excess of $20 million of cash from daily settlement of raw sugar futures contracts held to hedge future raw sugar purchases. The Company reported that as of August 31, 2009, it had cash balances of $108 million and available, undrawn revolving credit capacity of $32 million, after deducting $60 million of borrowings and $7 million of letters of credit outstanding under that facility.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding Port Wentworth construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth refinery incident, future insurance recoveries, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, unforeseen engineering, construction and equipment delays, regulatory or third party inspections and approvals, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.